EXHIBIT 10.4

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT dated as of April 7, 2008 between THE BRINK’S COMPANY, a Virginia corporation (the “Company”), and MICHAEL J. CAZER (the “Executive”).

The Company believes it to be in the best interests of the Company and its shareholders to identify and agree upon certain benefits and obligations of the Executive in the event of the termination of his services and to record those matters in this severance agreement (the “Agreement”).

SECTION 1.  Definitions.  As used in this Agreement:

 (a)  “Board” means the Board of Directors of the Company.

 (b)  “Cause” means (i) an act or acts of dishonesty on the Executive’s part which are intended to result in the Executive’s substantial personal enrichment at the expense of the Company or (ii) repeated material violations by the Executive of the Executive’s obligations hereunder which are demonstrably willful and deliberate on the Executive’s part and which have not been cured by the Executive within a reasonable time after written notice to the Executive specifying the nature of such violations.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a notice of termination from the Board finding that in the good faith opinion of three-quarters (3/4) of the Board the Executive was guilty of conduct set forth above in clause (i) or (ii) hereof, and specifying the particulars thereof in detail (a “Notice of Termination”).

 (c)  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Incapacity, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Incapacity, the Date of Termination shall be the date of death of the Executive or the effective date of the Incapacity, as the case may be.

(d)  “Incapacity” means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Board shall reasonably determine renders the Executive incapable of performing his or her duties during the remainder of the Employment Period.

SECTION 2.  Term of Employment Period. This Agreement shall commence on the date hereof and shall continue in effect until the third anniversary of the date hereof (the “Employment Period”).  In the event a Change in Control (as defined in the Change in Control Agreement, dated as of April 7, 2008 between the Company and the Executive, as the same may from time to time be amended) shall occur during the Employment Period, this Agreement shall be unaffected thereby, it being the intention of the parties hereto that their rights and obligations shall be governed by the terms of both such agreements such that, in the event of a conflict in terms, the benefits most favorable to the Executive shall apply; provided that there shall be no duplication of benefits as a result of the operation of both agreements.

SECTION 3.  Terms of Employment.

(a)  Duties.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  All such services as an employee or officer will be subject to the direction and control of the Chief Executive Officer of the Company or of an appropriate senior official designated by such Chief Executive Officer (or, in the event of the Chief Executive Officer’s incapacity without such a designation, the Board).

(b)  Lost Opportunity Incentive Equity Award.  In connection with Executive’s commencement of employment hereunder, the Company shall grant Executive an award of restricted stock units for Company stock with a grant date fair market value of $800,000 under the Company’s 2005 Equity Incentive Plan (the “Lost Opportunity Incentive Equity Award”) subject to the terms and conditions set forth in the award agreement providing for such grant.

SECTION 4.  Obligations of the Company Upon Termination of Employment.  (a)  Termination for Reasons Other Than for Cause, Death or Incapacity.  If the Company shall terminate the Executive’s employment other than for Cause or Incapacity:

 (i) The Company shall pay to the Executive in a lump sum in cash (or in stock if provided by a relevant plan), by the later of (I) 30 days after the Date of Termination and (II) 10 business days after execution (without subsequent revocation) by the Executive of the Release required by Section 8(b) of this Agreement, as defined hereinafter, the aggregate of the following amounts:

 (A) the sum of (1) the Executive’s currently effective annual base salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Executive’s Average Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”); and

 (B) the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s annual base salary and (y) his or her Average Annual Bonus;

For purposes of this Agreement, “Average Annual Bonus” shall mean the average amount of the annual bonus earned by, and paid to, the Executive under the Key Employees Incentive Plan (or any substitute or successor plan) for the last three full calendar years preceding the

Date of Termination; provided that if the Executive has not been employed for the entirety of the last three full calendar years, so that the Average Annual Bonus cannot be determined based on the actual amount of annual bonuses earned and paid for such full calendar years, then to the extent necessary to attain an average of three years for purposes of determining the Average Annual Bonus, the Executive’s target annual bonus amount for the year in which the Date of Termination occurs shall be used for any (i) partial calendar year(s) of employment and (ii) calendar year(s) that has not yet commenced.

 (ii) In the event Executive elects continued medical benefit coverage  pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), then until the earlier of (A) the eighteen-month anniversary of the Termination Date or (ii) such time as the Executive becomes eligible to receive medical benefits under another employer-provided plan, the Company shall reimburse the Executive for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid in respect of such coverage had the Executive’s employment continued during such period.

(iii) The Lost Opportunity Incentive Equity Award shall become fully vested and non-forfeitable.

(iv) The Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services for a period of up to one year from the Date of Termination, the provider of which shall be selected by the Executive in his or her sole discretion.

(v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other vested amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

 (b)  Death or Incapacity.  If the Executive’s employment is terminated by reason of the Executive’s death or Incapacity during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) timely payment of Accrued Obligations and (ii) provision by the Company of death benefits or disability benefits for termination due to death or Incapacity, respectively, as in effect at the date hereof or, if more favorable to the Executive, at the Executive’s Date of Termination.

 (c) Cause.  If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligation of the Company to the Executive other than timely payment to the Executive of (x) the Executive’s currently effective annual base salary through the Date of Termination and (y) Other Benefits, in each case to the extent theretofore unpaid.  If the Executive voluntarily terminates employment during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for the timely payment of Accrued Obligations and Other Benefits.

SECTION 5. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

SECTION 6.  No Mitigation.  The Company agrees that, if the Executive’s employment is terminated during the term of this Agreement for any reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder.  Further, the amount of any payment or benefit provided hereunder shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

SECTION 7.  Restrictive  Covenants.

(a)  The Executive will not, during the Employment Period or for a period of two years following a Termination of Employment, disclose or reveal to any person, firm or corporation (other than to employees of the Company and its agents and then only as required on a need-to-know basis in the performance of such employee’s or agent’s duties) or use (except as required in the performance of his duties hereunder) any trade secrets (such as, without limitation, processes, formulae, programs or data) or other confidential information relating to the business, techniques, products, operations, customers, know-how and affairs of the Company or any of its affiliates.  All business records, notes, magnetic or electronic media, papers and documents (including, without limitation, customer lists, estimates, market surveys, computer programs and correspondence) kept or made by the Executive relating to the business or products of the Company or any of its affiliates shall be and remain the property of the Company or the affiliate and shall be promptly delivered to the Company upon termination of the Employment Period.

(b)  The Executive agrees that, from the date hereof through the first anniversary of the Date of Termination, the Executive shall not, and shall cause each of his affiliates (other than the  Company and its affiliates) not to, directly or indirectly, by agency, as an employee, consultant, officer or director, through a corporation, partnership, limited liability company, or by any other artifice or device:

(i)  engage in activities or businesses, or establish any new businesses, that are substantially in competition with the business of the Company or any of its affiliates, including (A) selling goods or services of the type sold by the Company or any of its affiliates, except that the Executive may sell any goods or services that were not sold or to be sold by the Company or any of its affiliates on the Date of Termination or at any time during the Executive’s employment with the Company or any of its affiliates, (B) soliciting any customer or client or prospective customer or client of the Company or any of its affiliates to purchase any goods or services sold by the Company or any of its affiliates from anyone other than the Company or any of its affiliates, or servicing any such customer or client or prospective customer or client in any way in connection with or relating to the goods or services sold by the Company or any of its affiliates, (C) interfering with, or attempting to interfere with, business relationships between the Company or any of its affiliates and the suppliers, partners, members or investors of the  Company or any of its affiliates and (D) assisting any person in any way to do, or attempt to do, anything prohibited by clause (A), (B) or (C) above; or

(ii)  perform any action, activity or course of conduct that is substantially detrimental to the Company or any of its affiliates or business reputation of the Company or any of its affiliates, including (A) soliciting, recruiting or hiring any employees of the Company or any of its affiliates or persons who have worked for the Company or any of its affiliates, (B) soliciting or encouraging any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or intentionally interfering with the relationship of the Company or any of its affiliates with any such employee and (C) assisting any person in any way to do, or attempt to do, anything prohibited by clauses (A) or (B) above.

SECTION 8.  Full Settlement and Form of Release.

 (a)  Subject to full compliance by the Company with all of its obligations under this Agreement, this Agreement shall be deemed to constitute the settlement of such claims as the Executive might otherwise be entitled to assert against the Company by reason of the termination of the Executive’s employment for any reason during the Employment Period.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.

 (b)  It is expressly agreed by the parties that the benefits provided for under this Agreement are substantial, and would not be provided without a prior release (without subsequent revocation) by the Executive of other claims against the Company and its affiliates.  To record that release, upon any termination of employment pursuant to Section 4(a) of this Agreement, the Executive and the Company agree to deliver to each other a written release in the form attached to this Agreement as Exhibit A (the “Release”).  The Executive must execute the Release prior to the 60th day following termination of employment in order for the Executive to receive any payments or benefits under Section 4(a) of this Agreement, other than the base salary amount payable pursuant to Section 4(a)(i)(A)(1).

SECTION 9.  Certain Additional Payments by the Company.

 (a)  Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”) but determined without regard to any additional payments required under this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount equal to (i) the amount of the excise tax imposed on the Executive in respect of the Payments (the “Excise Tax”) plus (ii) all federal, state and local income, employment and excise taxes (including any interest or penalties imposed with respect to such taxes) imposed on the Executive in respect of the Gross-Up Payment, such that after payments of all such taxes (including any applicable interest or penalties) on the Gross-Up Payment, the Executive retains a portion of the Gross-Up Payment equal to the Excise Tax.  The Gross-Up Payment shall be paid no later than the end of the Executive’s taxable year in which the taxes related to the Gross-Up Payment are remitted to the Internal Revenue Service.

(b)  Notwithstanding any provision of this Section 9, if it shall be determined that the aggregate amount of the Payments that, but for this Section 9, would be payable to the Executive, does not exceed 110% of the greatest amount of Payments that could be paid to the Executive without giving rise to any liability for the Excise Tax in connection therewith (such greatest amount, the "Floor Amount"), then: (A) no Gross-Up Payment shall be made to the Executive; and (B) the aggregate amount of Payments payable to the Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (1) not cause any Excise Tax to be payable by the Executive, and (2) not cause any portion of the Payments to become nondeductible by reason of Section 280G of the Code (or any successor provision). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments that are payable in cash and then by reducing or eliminating the non-cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date on which the reduction is to be effected.  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

SECTION 10.  Successors; Binding Agreement.

 (a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder had the Company terminated the Executive for reason other than Cause or Incapacity on the succession date.  As used in this Agreement, “the Company” means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

 (b)  This Agreement shall be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 11.  Non-assignability.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 10 hereof.  Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 12.  Notices.  For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:        Michael J. Cazer
5050 Bay Shore Road
Sarasota, FL 34234

If to the Company:        The Brink’s Company
1801 Bayberry Court, Suite 400
P.O. Box 18100
Richmond, VA 23226
Attention of Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 13.  Operation of Agreement; Survival of Obligations.  This Agreement shall be effective immediately upon its execution and continue to be effective so long as the Executive is employed by the Company or any of its affiliates; provided, however, that the parties’ respective obligations hereunder shall survive the termination of the Executive’s employment for any reason.

SECTION 14.  Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.

SECTION 15.  Miscellaneous.  (a)  This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to such subject matter.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

 (b)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

 (c)   It is expressly understood that subject to the terms of the Change in Control Agreement referred to in Section 2 hereof, the Executive remains an employee at the will of the Company.

 (d)  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

 (e)  The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

 (f)  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

THE BRINK'S COMPANY,

by:	/s/ Michael T. Dan
Michael T. Dan
Chairman of the Board,
President and Chief Executive Officer

/s/ Michael J. Cazer
Michael J. Cazer

EXHIBIT A

MUTUAL RELEASE dated as of ____________________, between _____________, residing in the Commonwealth of Virginia (the “Executive”) and THE BRINK’S COMPANY, a Virginia corporation (the “Company”).

For and in consideration of the promises set forth in the Severance Agreement dated as of April 7, 2008, between the Executive and the Company (the “Agreement”), the Company hereby releases and forever discharges the Executive from any claims, acts, damages, demands, benefits, accounts, liabilities, obligations, liens, costs, rights of action, claims for relief, and causes of action, in law and in equity, both known and unknown, which the Company ever had, now has, or might in the future have against the Executive, except such as may arise from any malfeasance on the part of the Executive.

Subject to the provisions of the penultimate paragraph of this Mutual Release, for good and valuable consideration, receipt of which is hereby acknowledged, the Executive hereby releases and forever discharges the Company and its affiliates, absolutely and forever, of and from any and all claims, acts, damages, demands, benefits, accounts, liabilities, obligations, liens, costs, rights of action, claims for relief and causes of action of every nature and kind whatsoever, in law and in equity, both known and unknown, which the Executive ever had, now has or might in the future have against the Company and/or its affiliates, including, but not limited to any and all claims, acts, damages, demands, benefits, accounts, liabilities, obligations, liens, costs, rights of actions, claims for relief and causes of action in any way connected with, related to and/or resulting from the Executive’s employment with the Company and its affiliates, the termination of such employment, possible rights or claims arising under the Age Discrimination in Employment Act of 1967, and the compensation, calculation, determination and payment under any and all stock and benefit plans and termination agreements operative between the Executive and the Company, including but not limited to claims for bonus or other incentive compensation, salary, severance, “fringe” benefits, vacation, stock benefits, retirement benefits, worker’s compensation benefits, and unemployment benefits.  In addition, the Executive agrees not to support or participate in the commencement of any suit or proceeding of any kind against the Company and its affiliates or against their directors, officers, agents or employees with respect to any act, event or occurrence or any alleged failure to act, occurring up to and including the date of the execution of this Mutual Release.

As used herein, the Executive refers to and includes the Executive and his heirs, executors, administrators, representatives, legatees, devisees, agents, family predecessors, attorneys, and the successors and assigns of each of them.  As used herein, references to the Company and to the Company and its affiliates refer to and include The Brink’s Company, a Virginia corporation, and all past and present subsidiaries, divisions, parent companies, affiliated and/or commonly controlled corporations, companies, and enterprises, ventures, and projects, and all past and present officers, directors, trustees, employees, representatives, agents and attorneys thereof, and the successors and assigns of each of them.

The Company and the Executive hereby warrant and represent to each other that there has been no assignment, conveyance, encumbrance, hypothecation, pledge or other transfer of any interest in any matter covered by this Mutual Release, and hereby agree to indemnify, defend, and hold each other harmless of and from any and all claims, liabilities, damages, costs, expenses, and attorneys’ fees incurred as a result of anyone asserting any such assignment, conveyance, encumbrance, hypothecation, pledge or transfer.

There is expressly reserved from the effect of this Mutual Release any claim which the Executive may now or hereafter have regarding (a) the Severance Agreement to which this Mutual Release was an Exhibit and the benefits provided for thereunder including, without limitation, those benefits contemplated by Section 4 of such Agreement and (b) the provisions of Article VIII of the Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof, which indemnification obligation will continue in full force and effect for the Executive’s actions prior to the date hereof.  Without limiting the generality of the foregoing, also reserved from this Release are the Executive’s entitlement to retirement and other benefits under the terms of the Company’s 401(k) Plan, Key Employees Deferred Compensation Program and 2005 Equity Incentive Plan, as amended.  In addition, there is reserved from this Release the Executive’s entitlement to such medical and life insurance coverage as may be provided from time to time under employee benefit plans available to retired employees of the Company.

The Executive acknowledges that he has had at least twenty-one (21) days to consider the meaning of this Mutual Release and that he should seek advice from an attorney.  Furthermore, once the Executive has signed this Mutual Release, he may revoke this Mutual Release during the period of seven (7) business days immediately following his signing hereof (the “Revocation Period”).  This Mutual Release will not be effective or enforceable until the Revocation Period has expired without revocation by the Executive.  Any revocation within this period must be submitted in writing to the Company and signed by the Executive.

The Executive agrees that he has entered into this Mutual Release after having had the opportunity to consult the advisor of his choice, including an attorney, with such consultation as he deemed appropriate and has a full understanding of his rights and of the effect of executing this Mutual Release, namely, that he waives any and all non-excluded claims or causes of action against the Company regarding his employment or termination of employment, including the waiver of claims set forth above; provided that this Mutual Release does not preclude filing a charge with the U.S. Equal Employment Opportunity Commission.  The Executive acknowledges that, to the extent permitted by law, with respect to any charge, complaint or claim filed or otherwise pursued with any state or federal agency against the Company, the Executive will forgo any monetary damages, including but not limited to compensatory damages, punitive damages and attorneys’ fees, to which the Executive may otherwise be entitled in connection with said charge, complaint or claim.  The Executive further acknowledges that his execution of this Mutual Release is made voluntarily and with full understanding of its consequences and has not been coerced in any way.  This Mutual Release may not be changed orally.  Capitalized terms not defined herein shall be as defined in the Agreement.

                            THE BRINK’S COMPANY,

                               by     ___________________________________

                            ___________________________________
                               Michael J. Cazer

COMMONWEALTH OF VIRGINIA,)
                         ) ss.:
COUNTY OF HENRICO,       )

On this ____ day of _______________ before me personally came ________________, to me known and known to me to be the individual described in and who executed the foregoing Mutual Release, and duly acknowledged to me that he executed the same.

                               ______________________________
                                  Notary Public

COMMONWEALTH OF VIRGINIA,)
                         ) ss.:
COUNTY OF HENRICO,       )

On this ___ day of _______________ before me personally came _________________, to me known and known to me to be the officer who executed the foregoing Mutual Release on behalf of THE BRINK’S COMPANY, and he duly acknowledged to me that he executed the same.

                              ______________________________
                                    Notary Public